Exhibit 3.84

State of Delaware Secretary of State Division of Corporations Delivered 06:38 PM 11/17/2009 FILED 06:36 PM 11/17/2009 SRV 091026658 - 4605571 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

UP INTERNATIONAL INC.

UP International Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ONE: The name of the corporation is UP International Inc., a Delaware corporation (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on September 26, 2008.

TWO: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

THREE: The Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

FOURTH: The text of the Amended and Restated Certificate of Incorporation of the Corporation in its entirety is as follows:

I.

The name of the corporation is UP INTERNATIONAL INC. (the “Corporation”).

II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), including, without limitation: (a) the provision of engineering, procurement, construction and project management services, both domestically and internationally, for clients in the oil, gas and power industries; (b) performing feasibility and economic studies and management surveys, rendering engineering, project design and procurement, project planning and consulting, construction management, and construction inspection services; (c) providing operating and maintenance support, and commissioning and start-up services; (d) developing geographic and information data processing and data management services; and (e) developing automation and control systems.

III.

The registered office of the Corporation in the State of Delaware, is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, and its registered agent at such address is THE CORPORATION TRUST COMPANY.

IV.

The total number of shares of stock that the Corporation shall have the authority to issue is 1,000 shares of common stock, having a par value of $0.01, giving the Corporation a minimum stated capital of $10.00 upon issuance of all authorized shares.

V.

The business and affairs of the Corporation shall be managed by or under the Board of Directors (the “Board”). The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall so provide.

VI.

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend or rescind the bylaws of the Corporation.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter permitted by statute and all rights at any time conferred upon stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article VII.

VIII.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that, this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of this Article VIII shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

IX.

The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all of its directors under the Delaware General Corporation Law from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Delaware General Corporation Law (including for actions of any such director in the capacity of an officer of the Corporation, if applicable), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Jerry Mayfield, its President and CEO, this 31st day of October, 2009.

/s/ Jerry Mayfield
Jerry Mayfield, President and CEO